Exhibit 10.6

THE NASDAQ OMX GROUP, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated, effective as of December 17, 2008

THE NASDAQ OMX GROUP, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

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ARTICLE VII	SUPPLEMENTAL RETIREMENT BENEFITS — NON-GRANDFATHERED ACCRUED BENEFITS	13

7.1	Eligibility for Retirement Benefits	13

7.2	Time of Payment	13

7.3	Normal Retirement Benefit	13

7.4	Early Retirement	13

7.5	Form of Payment	14

7.6	Optional Form of Payment	14

ARTICLE VIII	DEATH BENEFITS	16

8.1	Preretirement Survivor’s Benefit Linked to Grandfathered Accrued Benefit	16

8.2	Preretirement Survivor’s Benefit Linked to Non-Grandfathered Accrued Benefit	17

8.3	Post-Retirement Survivor’s Benefit	18

ARTICLE IX	ADMINISTRATION	19

9.1	Administration Generally	19

9.2	Limitation on the SERP Committee’s Authority	19

9.3	Delegation	20

9.4	Fees	20

ARTICLE X	CLAIMS PROCEDURE	21

10.1	Provision of Benefits	21

10.2	Claims Review	21

10.3	Payment of Benefits	22

ARTICLE XI	MISCELLANEOUS PROVISIONS	23

11.1	Amendment	23

11.2	Termination	23

11.3	No Assignment	24

11.4	Incapacity	24

11.5	Successors and Assigns	24

11.6	Governing Law	24

11.7	No Guarantee of Employment	25

11.8	Severability	25

11.9	Notification of Addresses	25

11.10	Bonding	25

11.11	Headings	25

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11.12	Adoption of Plan by Other Employers	25

11.13	Indemnity	25

11.14	Tax Withholding	26

ARTICLE XII	BENEFIT FREEZE	27

12.1	Closing Plan to New Participants	27

12.2	Benefit Freeze for Existing Participants	27

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THE NASDAQ OMX GROUP, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I

GENERAL

1.1	Effective Date. The Plan was established effective as of November 1, 2003, by the Nasdaq Stock Market, Inc. (now known as The NASDAQ OMX Group, Inc.). Effective as of December 31, 2008, the Plan is hereby amended and restated in its entirety, on the terms and conditions hereinafter stated, so as to comply with the deferred compensation requirements of Section 409A of the Internal Revenue Code (the “Code”). The Plan, as so amended and restated, shall apply solely with respect to “Participants” (as hereafter defined) who have not received (or have not yet started to receive, as the case may be) benefits under the Plan prior to January 1, 2009 and their “Beneficiaries” (as also hereafter defined). The rights, if any, of any person whose status as an employee of an Employer has terminated prior to January 1, 2009 shall be determined pursuant to the Plan as in effect on the date such employee terminated, unless a subsequently adopted provision of the Plan is made specifically applicable to such person.

1.2	Purpose. The purpose of the Plan is to attract, retain and encourage the productive efforts of a select group of senior executives who render valuable services to an Employer that constitute an important contribution toward the Company’s continued growth and success by providing supplemental retirement income to such designated executives and their beneficiaries.

1.3	Scope. The Plan is intended to be (and shall be construed and administered as) an “employee pension benefit plan” under the provisions of the Employee Retirement Income Security Act of 1974, as defined (“ERISA”), which is funded and maintained by the Company to provide retirement benefits to a select group of management or highly compensated employees as such group is described under Sections 201(2), 30l(a)(3), and 40l(a)(1) of ERISA.

1.4	Source of Funds. The obligation of the Company to make payments under the Plan constitutes nothing more than an unsecured promise of the Company to make such payments; any property of an Employer that may be set aside for the payment of benefits under the Plan shall, in the event of the Company’s or an Employer’s bankruptcy or insolvency, remain subject to the claims of the Company’s and an Employer’s general creditors until such property is distributed in accordance with Articles VI and VII (Supplemental Retirement Benefits) and/or Article VIII (Death Benefits) hereof.

ARTICLE II

DEFINITIONS AND USAGE

2.1	Definitions. Wherever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning:

(a)	“Actuarial Equivalent” means the actuarial equivalent value determined by using the interest rate and mortality assumptions that would be applicable under the Pension Plan as of the date such assumptions are utilized under the Plan.

(b)	“Accrued Benefit” means a benefit which, if expressed as a single life annuity (payable monthly) commencing as of the Participant’s Normal Retirement Date, is an amount determined as follows:

(i)	Executive Participants. In the case of an Executive Participant, the Accrued Benefit shall be a monthly amount equal to sixty percent (60%) of his or her Career Average Compensation, multiplied by a fraction, the numerator of which is the Participant’s number of days of Service, and the denominator of which is three thousand six hundred and fifty (3,650). If the fraction provided in the prior sentence shall be greater than one (1), the fraction shall be deemed to equal one (1). Accordingly, each Executive Participant’s Accrued Benefit shall accrue at a rate of six percent (6%) per year of Service.

(ii)	Senior Participants. In the case of a Senior Participant, the Accrued Benefit shall be a monthly amount equal to the excess of sixty percent (60%) of his or her Career Average Compensation, multiplied by a fraction, the numerator of which is the Participant’s number of days of Service, and the denominator of which is five thousand four hundred and seventy-five (5,475) and, after such multiplication, reduced by his or her Primary Social Security Benefit. If the fraction provided in the prior sentence shall be greater than one (1), the fraction shall be deemed to equal one (1). Accordingly, each Senior Participant’s Accrued Benefit shall accrue at a rate of four percent (4%) per year of Service.

(c)	“Base Compensation” means compensation as defined under the Pension Plan for purposes of determining a Participant’s Pension Plan Accrued Benefit; provided, however, that compensation shall be determined without regard to the compensation limit set forth in Section 401(a)(17) of the Code, as adjusted to reflect cost-of-living increases by the Secretary of the Treasury or his or her delegate from time to time under such Code section.

(d)	“Beneficiary” means with respect to a Participant, the beneficiary entitled to receive any benefits due such Participant under the Pension Plan upon his or her death.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Career Average Compensation” means Career Average Compensation as defined in the Pension Plan (but taking into account Compensation as defined in this Plan); provided, however, that a Participant shall not be deemed to be paid Incentive Compensation for purposes of determining his or her Compensation while on an authorized leave of absence or away from active employment pursuant to the Selective Service Act or similar act, except to the extent required by law. Subject to the limitation in the preceding sentence, a Disabled Participant shall be deemed to receive Compensation during his or her Disability Period at the same rate that such Compensation was received at the time his or her disability was incurred.

(g)	“Code” means the Internal Revenue Code of 1986 as amended from time to time, and any regulations issued thereunder. A reference to any section of the Code shall also be deemed to refer to any successor statutory provision.

(h)	“Company” means The NASDAQ OMX Group, Inc. (formerly known as the Nasdaq Stock Market, Inc.), and any successor thereto.

(i)	“Compensation” means Base Compensation, but for purposes of determining Compensation, Base Compensation shall be deemed to include one-third (1/3) of a Participant’s Incentive Compensation earned during the “determination period.”

For purposes of determining a Participant’s Career Average Compensation, the “determination period” for Incentive Compensation (i) for a Participant who has a Termination of Employment on or after November 1, 2003, but prior to January 1, 2009 shall be the five (5) consecutive Plan Years ending on the December 31st that coincides with or precedes the Participant’s Termination of Employment; and (ii) for a Participant who has a Termination of Employment on or after January 1, 2009 shall be the period beginning on the later of (x) January 1, 2004 or (y) the date such Participant first became an employee of an Employer, and ending on his or her Termination of Employment

For purposes of the Plan, annual Incentive Compensation shall be attributed to the Plan Year in which the services giving rise to such compensation were performed, rather than the Plan Year in which the Participant actually receives such Incentive Compensation.

(j)	“Death Benefit” means the benefit, if any, a Participant’s Beneficiary is entitled to receive following the death of such Participant pursuant to Article VIII hereof

(k)	“Disabled Participant” means a Participant (i) eligible to receive payments under an Employer’s long-term disability program, regardless of whether such Participant is in fact covered by such program or (ii) who is otherwise considered “disabled” as such term is defined in an employment agreement entered into by and between such Participant and an Employer.

(l)	“Disability Period” means the period that commences with the date as of which the Participant becomes a Disabled Participant and ceases with the earliest of the following dates: (i) the date as of which the Participant would cease to receive disability benefits under an Employer’s long-term disability program, if such Participant were covered by such program; (ii) the date as of which the Participant ceases to have a disability within the meaning of an Employer’s long-term disability program or within the meaning of such term as set forth in an employment agreement entered into by and between the Participant and an Employer; (iii) the date as of which the Participant is considered by the SERP Committee to have refused to furnish proof that he or she continues to have a disability within the meaning of an Employer’s long-term disability program; and (iv) the death of the Participant

(m)	“Employer” means the Company and any other entity which adopts the Plan for the benefit of a select group of its management or highly compensated employees in accordance with Section 11.12 hereof.

(n)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations issued thereunder. A reference to any section of ERISA shall also be deemed to refer to any successor statutory provision.

(o)	“Executive Participant” means a Participant who is a Chairman and/or Chief Executive Officer, Chief Financial Officer, President, Chief Operating Officer, or Executive Vice President of an Employer or any other Participant that the Management Compensation Committee deems in its sole discretion to be an Executive Participant.

(p)	“Grandfathered Accrued Benefit” means, in the case of any given Participant, an amount equal to what the Participant’s Accrued Benefit would have been had such person terminated employment with the Company on December 31, 2004.

(q)	“Grandfathered Benefit Ratio” means, in the case of any given Participant, an amount equal to:

(i)	such Participant’s monthly benefit amount determined under Section 6.3, divided by,

(ii)	the excess of (A) such Participant’s Accrued Benefit over (B) such Participant’s Pension Plan Accrued Benefit.

(r)	“Grandfathered Pension Plan Accrued Benefit” means, in the case of any given Participant, an amount equal to what the Participant’s Pension Plan Accrued Benefit would have been (and determined without regard to any vesting requirements under the Pension Plan) had such Participant terminated employment with the Company on December 31, 2004.

(s)	“Incentive Compensation” means the annual payment earned by a Participant under The NASDAQ OMX Group, Inc. Corporate Incentive Plan (formerly known as the Nasdaq Stock Market, Inc. Corporate Incentive Plan) or the Executive Corporate Incentive Plan or any successor bonus plan or arrangement maintained or sponsored by an Employer.

(t)	“Management Compensation Committee” means the Management Compensation Committee of the Board or any other committee of the Board authorized by the Board to act as the Management Compensation Committee.

(u)	“Non-Grandfathered Accrued Benefit” means, in the case of any given Participant, an amount, expressed as a single life annuity (payable monthly) commencing at his or her Normal Retirement Date, equal to the excess of:

(i)	such person’s Accrued Benefit, over

(ii)	such person’s Grandfathered Accrued Benefit.

(v)	“Non-Grandfathered Benefit Ratio” means, in the case of any given Participant, an amount equal to:

(i)	such Participant’s monthly benefit amount determined under Section 7.3, divided by,

(ii)	the excess of (A) such Participant’s Accrued Benefit over (B) such Participant’s Pension Plan Accrued Benefit.

(w)	“Non-Grandfathered Pension Plan Accrued Benefit” means, in the case of any given Participant, a benefit expressed as a single life annuity (payable monthly) commencing at his or her Normal Retirement Date (and without regard to the date on which such Participant actually commences to receive (or receives, as the case may be) his or her benefit under the Pension Plan), equal to the excess of:

(i)	such person’s Pension Plan Accrued Benefit, over

(ii)	his or her Grandfathered Pension Plan Accrued Benefit.

(x)	“Normal Retirement Age” means age sixty-five (65), except that in the case of an employee who becomes a Participant after his or her sixtieth (60th) birthday, it shall mean the tenth (10th) anniversary of the date he or she became an employee of an Employer.

(y)	“Normal Retirement Date” means the later (a) of the first day of the month next following the month in which a Participant attains Normal Retirement Age or (b) the first day of the month next following the month in which occurs the Participant’s Termination of Employment.

(z)	“Participant” means an employee of an Employer who has been designated as a Participant by the Management Compensation Committee pursuant to Section 4.2 hereof and continues to be entitled to benefits under the Plan.

(aa)	“Pension Plan” means the NASDAQ Pension Plan as, except as otherwise provided to the contrary in the Plan, from time to time in effect.

(bb)	“Pension Plan Accrued Benefit” means, with respect to any given Participant, the Participant’s accrued benefit under the Pension Plan expressed as a single life annuity (payable monthly) commencing at his or her Normal Retirement Date.

(cc)	“Pension Plan Benefit Commencement Date” means the date a Participant begins to receive payment (or receives payment, as the case may be) of his or her retirement benefit from the Pension Plan.

(dd)	“Plan” means The NASDAQ OMX Group, Inc. Supplemental Executive Retirement Plan (formerly known as the Nasdaq Stock Market, Inc. Supplemental Executive Retirement Plan).

(ee)	“Plan Year” means the calendar year.

(ff)	“Preretirement Survivor’s Benefit” means the Death Benefit payable to a Beneficiary under Sections 8.1 and 8.2 hereof.

(gg)	“Primary Social Security Benefit” means primary social security benefit as defined in the Pension Plan.

(hh)	“Senior Participant” means a Participant who is a Senior Vice President or any other Participant that the Management Compensation Committee deems in its sole discretion to be a Senior Participant.

(ii)	“SERP Benefit Commencement Date” means, with respect to any given Participant, the date determined in accordance with Article III hereof.

(jj)	“SERP Committee” means The NASDAQ OMX Group, Inc. SERP Committee (formerly known as the Nasdaq Stock Market, Inc. SERP Committee), whose members shall be appointed by the Management Compensation Committee pursuant to Article IX hereof.

(kk)	“Service” means service as defined in the Pension Plan for purposes of determining a Participant’s accrued benefit thereunder. In addition to Service credited under the preceding sentence, a Disabled Participant shall be credited with Service equal to such Participant’s Disability Period.

(ll)	“Termination of Employment” means termination of employment as defined in the Pension Plan; provided, however, that for purposes of Article III hereof, “Termination of Employment” shall instead mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after that date or that the level of services the Participant would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding thirty-six (36)-month period.

2.2	Usage. Except where otherwise indicated by the context, the definition of any term herein in the singular shall also include the plural and vice versa.

ARTICLE III

SERP BENEFIT COMMENCEMENT DATE

3.1	Initial SERP Benefit Commencement Date. With respect to any Participant who, by December 31, 2008 has not yet received (nor started to receive, as the case may be) benefits under the Plan, such person’s SERP Benefit Commencement Date shall (unless thereafter changed in accordance with Section 3.2) be the later of:

(a)	such number of days following such person’s Termination of Employment as shall be elected by such Participant in writing not later than December 31, 2008, and

(b)	such Participant’s attainment of age 55,

subject to meeting the vesting requirements of Section 5.1. The last such election which is made by such Participant prior to the close of business on December 31, 2008 shall govern and, except as otherwise provided in Section 3.2, shall thereafter be irrevocable.

If such Participant fails to make such a written election by December 31, 2008, such person’s SERP Benefit Commencement Date shall (unless thereafter changed in accordance with Section 3.2) be the day following the later of:

(a)	such person’s Termination of Employment, and

(b)	such person’s attainment of age 55,

subject to meeting the vesting requirements of Section 5.1.

3.2	Subsequent Change in SERP Benefit Commencement Date. A Participant described in Section 3.1 shall, subject to meeting the vesting requirements of Section 5.1, have the right to thereafter elect in writing a new SERP Benefit Commencement Date which is later than the SERP Benefit Commencement Date otherwise determined in accordance with Section 3.1, but only if both of the following requirements are met:

(a)	such written election is made at least twelve months prior to what would otherwise have been such person’s SERP Participant Benefit Commencement Date, determined without regard to this Section 3.2, and

(b)	such written election specifies a new SERP Benefit Commencement Date which is at least five years after what would otherwise have been such person’s SERP Benefit Commencement Date, determined without regard to this Section 3.2.

ARTICLE IV

ELIGIBILITY AND PARTICIPATION

4.1	Eligibility. Employees who are designated as Participants pursuant to Section 4.2 hereof must be members of a select group of management or highly compensated employees as such group is described under Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

4.2	Participation. Subject only to the restriction provided in Section 4.1 hereof, the Management Compensation Committee shall be the sole judge in determining who shall be eligible to be a Participant, and accordingly, shall from time to time designate the Participants in the Plan. Participation shall be evidenced by a written instrument (which may, but need not, form part of an agreement between the employee and an Employer) signed on behalf of an Employer.

4.3	Special Provisions. The Management Compensation Committee may, with respect to any Participant it designates pursuant to Section 4.2 hereof, establish any special provision(s) with respect to the Plan that will be incorporated herein by reference and that supplement or override otherwise applicable provisions of this Plan; provided, however, that such special provisions must be reduced to writing and executed on behalf of an Employer and approved by specific resolution of the Management Compensation Committee. Notwithstanding the foregoing, any agreement entered into by and between the Company and an executive who was a participant in the NASD SERP on October 31, 2003, which contained special provisions with respect to the NASD SERP shall be applied to the Plan as if such agreement were intended to supplement or override the otherwise applicable provisions of this Plan.

ARTICLE V

VESTING REQUIREMENTS

5.1	Vesting. Subject only to Section 1.4 hereof, from and after the date on which a Participant attains age 55 and completes ten (10) years of Service, the right of such Participant to receive his or her benefits under the Plan shall at all times thereafter be fully vested and nonforfeitable. Accordingly, a Participant who has a Termination of Employment prior to attaining age 55 and completing ten (10) years of Service shall not be entitled to any benefits under the Plan.

ARTICLE VI

SUPPLEMENTAL RETIREMENT BENEFIT —

GRANDFATHERED ACCRUED BENEFIT

6.1	Eligibility for Retirement Benefits. Each Participant whose benefit under the Plan has vested, pursuant to Section 5.1 hereof, shall be eligible for a benefit under the Plan with respect to his or her Grandfathered Accrued Benefit, determined in accordance with this Article VI.

6.2	Time of Payment. The payment of a Participant’s benefit under this Article VI shall commence (or shall be paid, as the case may be) on the Participant’s Pension Plan Benefit Commencement Date.

6.3	Normal Retirement Benefit. If a Participant’s Pension Plan Benefit Commencement Date is such Participant’s Normal Retirement Date, the amount of the benefit payable to such Participant under this Article VI, expressed as a single life annuity (payable monthly) shall be an amount equal to the excess of:

(a)	such person’s Grandfathered Accrued Benefit, over

(b)	such person’s Grandfathered Pension Plan Accrued Benefit.

6.4	Early Retirement Benefit. If a Participant’s Pension Plan Benefit Commencement Date is before such person’s Normal Retirement Date, the amount of the benefit payable to such Participant under this Article VI, expressed as a single life annuity (payable monthly) shall be an amount equal to the excess of:

(a)	such Participant’s Grandfathered Accrued Benefit, reduced by 1/4 of 1% for each month by which such Participant’s Pension Plan Benefit Commencement Date precedes the first day of the first calendar month after the calendar month in which such Participant attains age 62, over

(b)	such Participant’s Grandfathered Pension Plan Accrued Benefit, reduced by the same percentage amount, if any, by which such Participant’s accrued benefit under the Pension Plan is in fact reduced on account of the commencement (or payment, as the case may be) of such Participant’s Pension Plan accrued benefit prior to such Participant’s Normal Retirement Date.

6.5	Form of Payment. The normal form of payment of the Participant’s benefit determined under this Article VI shall be the form in which his or her accrued benefit is payable under the Pension Plan. Benefits determined under this Article VI that are paid (other than as a single life annuity) shall be the Actuarial Equivalent of the Participant’s benefit otherwise determined under Section 6.3 or Section 6.4, as the case may be.

6.6	Optional Forms of Payment. As soon as practicable following the designation of an employee as a Participant in accordance with Section 4.2 hereof, the SERP Committee shall provide to each such Participant a form pursuant to which he or she may elect to receive his or her benefit otherwise determined under this Article VI in one of the optional forms of payment permitted under the Pension Plan. Each Participant shall file his or her election, if any, with the SERP Committee as soon as practicable thereafter. Each Participant shall be permitted to revoke such election and make a new election on a form, prescribed by the SERP Committee at any time and from time to time; provided, however, that the last such election on file with the SERP Committee, or its designee, shall become irrevocable no later than one (1) year prior to such Participant’s Pension Plan Benefit Commencement Date. Benefits determined under this Article VI that are paid in such other form shall be the Actuarial Equivalent of the Participant’s benefit otherwise determined under Section 6.3 or Section 6.4, as the case may be. Any election by a Participant of an optional form of payment pursuant to the provisions of Section 4.7 of the Plan as previously in effect shall be deemed to be an election made under this Section 6.6.

6.7	Rehiring Terminated Participants. Notwithstanding anything in this Article VI to the contrary, in the event that a Participant has a Termination of Employment, and then again becomes a Participant pursuant to Article VI, such individual shall be credited with the amount of Service he or she had earned as of the date of his or her Termination of Employment under the rules applicable to the Pension Plan. Notwithstanding the preceding sentence, a retired Participant shall not be credited with such prior Service except to the extent that the Employer provides for such credit in a designation made pursuant to Section 4.3 hereof. In the event of the rehiring of a former Participant, if such Participant’s “Retirement Benefits” (as defined under the terms of the Plan as previously in effect) are in pay status, such benefits shall be suspended in the manner described in Article 7 of the Pension Plan. In the event a former Participant who has previously received his or her “Retirement Benefit” in the form of a lump sum is rehired pursuant to this Section 6.7, any further benefits to be paid to such Participant following his or her next Termination of Employment pursuant to this Article VI shall be offset by the Actuarial Equivalent of the lump sum benefit. previously paid to such Participant.

ARTICLE VII

SUPPLEMENTAL RETIREMENT BENEFITS —

NON-GRANDFATHERED ACCRUED BENEFITS

7.1	Eligibility for Retirement Benefits. Each Participant whose benefit under the Plan has vested, pursuant to Section 5.1 hereof, shall be eligible for a benefit under the Plan with respect to his or her Non-Grandfathered Accrued Benefit, determined in accordance with this Article VII.

7.2	Time of Payment. The payment of a Participant’s benefit under this Article VII shall commence (or be paid, as the case may be) within the ninety day period beginning on the Participant’s SERP Benefit Commencement Date. The determination of when, during such ninety day period, such benefit shall actually commence to be paid shall be determined by the SERP Committee in its sole and absolute discretion; provided, however, that if such Participant is a member of the SERP Committee, such Participant shall in no event have any involvement in such determination.

7.3	Normal Retirement Benefit. If a Participant’s SERP Benefit Commencement Date is in any month following the month in which such Participant attains his or her Normal Retirement Age, the amount of the benefit payable to such Participant under this Article VII, expressed as a single life annuity (payable monthly) shall be an amount equal to the excess of:

(a)	such person’s Non-Grandfathered Accrued Benefit, over

(b)	such person’s Non-Grandfathered Pension Plan Accrued Benefit.

7.4	Early Retirement. If a Participant’s SERP Benefit Commencement Date is in any month prior to the earliest possible month described in the foregoing Section 7.3, the amount of the benefit payable to such Participant under this Article VII, expressed as a single life annuity (payable monthly) shall be an amount equal to the excess of:

(a)	such Participant’s Non-Grandfathered Accrued Benefit, reduced by 1/4 of 1% for each month by which such Participant’s SERP Benefit Commencement Date precedes the first day of the first calendar month after the calendar month in which such Participant attains age 62, over

(b)	such Participant’s Non-Grandfathered Pension Plan Accrued Benefit, reduced by the same percentage amount, if any, by which such Participant’s accrued benefit under the Pension Plan would in fact be reduced on account of the commencement (or payment, as the case may be) of such Participant’s Pension Plan accrued benefit prior to such Participant’s Normal Retirement Date if such Participant’s accrued benefit under the Pension Plan had otherwise commenced to be paid (or had been paid, as the case may be) as of such Participant’s SERP Benefit Commencement Date.

7.5	Form of Payment.

(a)	Single Life Annuity. In the absence of any election by a Participant of either a single lump sum payment or an annuity providing for a fixed number of payments in accordance with the provisions of Section 7.6, such Participant’s benefit under this Article VII shall, except as otherwise provided in subsection (b) of this Section 7.5, be paid in the form of a single life annuity (payable monthly), regardless of the actual form of payment of such Participant’s Pension Plan accrued benefit.

(b)	Optional Annuity Form of Payment. A Participant who is otherwise to receive a benefit under the Plan in the form of a single life annuity pursuant to the foregoing subsection (a) of this Section 7.5 may elect, at any time prior to such person’s SERP Benefit Commencement Date, to instead receive such benefit in the form of any other type of life annuity otherwise provided under the Pension Plan (and determined without regard to any spousal consent requirements under the Pension Plan), including an annuity for the joint lives of such Participant and any other person (for purposes of this subsection (b), an “Optional Annuity”), so long as such Optional Annuity:

(i)	is the Actuarial Equivalent of the single life annuity otherwise payable pursuant to the foregoing subsection (a) of this Section 7.5 and

(ii)	commences to be paid at the same time that the single life annuity otherwise payable pursuant to the foregoing subsection (a) of this Section 7.5 would otherwise commence to be paid.

7.6	Optional Form of Payment.

(a)	Initial Election Participants. With respect to any person who is a Participant on December 31, 2008 and who, by such date has not yet received (nor started to receive, as the case may be) benefits under the Plan, such person may, at any time prior to the close of business on December 31, 2008, elect to instead receive such person’s benefit under this Article VII in either a single lump sum payment or an annuity providing for a fixed number of payments, as specified by such Participant. Effective upon the close of business on December 31, 2008, any election of such an optional form of payment shall govern and, except as otherwise provided in subsection (b) of this Section 7.6, shall thereafter be irrevocable.

(b)	Subsequent Change in Benefit Election/Initial Benefit Election. A Participant described in the foregoing subsection (a) shall have the right to thereafter:

(i)	if such Participant previously elected to receive his or her benefit under this Article VII in an optional form of payment pursuant to the foregoing subsection (a), revoke such election and instead elect to receive his or her benefit under this Article VII in either the form provided under Section 7.5 or in the other optional form of benefit otherwise permitted under the foregoing subsection (a), as specified by such Participant, or

(ii)	if such Participant had not previously elected to receive his or her benefit under this Article VII in an optional form of payment pursuant to the foregoing subsection (a), make an election to instead receive such benefit in such optional form of payment as shall be elected by such Participant.

Notwithstanding the foregoing, any such revocation and reelection (or initial election, as the case may be), shall be effective only if both of the following requirements are met:

(i)	such revocation and reelection (or initial election, as the case may be) is made at least twelve months prior to such Participant’s SERP Benefit Commencement Date, and

(ii)	in connection with the making of such revocation and reelection (or initial election, as the case may be), such Participant elects a new SERP Benefit Commencement Date which is at least five years after what would otherwise have been such Participant’s SERP Benefit Commencement Date, determined without regard to this subsection (b).

A Participant shall be permitted to make any number of subsequent changes in form of benefit payment pursuant to this subsection (b), so long as each such change complies with the requirements of the foregoing sentence.

(c)	Actuarial Equivalent. Benefits determined under this Article VII that are paid in an optional form of payment pursuant to this Section 7.6 shall be the Actuarial Equivalent of the Participant’s benefit otherwise determined under Section 7.3 or Section 7.4, as the case may be.

ARTICLE VIII

DEATH BENEFITS

8.1	Preretirement Survivor’s Benefit Linked to Grandfathered Accrued Benefit. If a Participant dies prior to his or her Pension Plan Benefit Commencement Date, the following provisions shall apply in lieu of Article VI.

(a)	Executive Participants.

(i)	If an Executive Participant dies before his or her Pension Plan Benefit Commencement Date and such Participant (x) is employed by an Employer at the time of his or her death, or (y) his or her benefit under the Plan has vested in accordance with Section 5.1 hereof, then the Beneficiary of such Participant shall be entitled to a benefit equal to: (A) three (3) times such Participant’s most recent annual Base Compensation as of the date of death, multiplied by (B) such Participant’s Grandfathered Benefit Ratio, payable without interest in equal monthly installments over ten (10) years beginning with the month immediately following the death of such Participant. If the Beneficiary does not live to receive all 120 installments, then such installments shall continue to the Beneficiary’s designated beneficiary (or to his or her estate if there is no designated beneficiary) until all 120 payments have been made.

(ii)	If a Participant who is employed by an Employer dies while so employed and before attaining three thousand six hundred and fifty (3,650) days of Service, the monthly benefit payable under paragraph (i) shall be reduced so that it bears the same relationship to the monthly benefit determined without regard to this paragraph (ii) as the Participant’s number of days of Service bears to three thousand six hundred and fifty (3,650).

(b)	Senior Participants.

(i)	If a Senior Participant dies before his or her Pension Plan Benefit Commencement Date and such Participant (x) is employed by an Employer at the time of his or her death, or (y) his or her benefit under the Plan has vested in accordance with Section 5.1 hereof, then the Beneficiary of such Participant shall be entitled to a benefit equal to: (A) fifty percent (50%) of such Participant’s most recent annual Base Compensation as of the date of death, multiplied by (B) such Participant’s Grandfathered Benefit Ratio, payable without interest in equal monthly installments over ten (10) years beginning with the month immediately following the death of such Participant. If the Beneficiary does not live to receive all 120 installments, then such installments shall continue to the Beneficiary’s designated beneficiary (or to his or her estate if there is no designated beneficiary) until all 120 payments have been made.

(ii)	If a Participant who is employed by an Employer dies while so employed and before attaining five thousand four hundred and seventy-five (5,475) days of Service, the monthly benefit payable under paragraph (i) shall be reduced so that it bears the same relationship to the monthly benefit determined without regard to this paragraph (ii) as the Participant’s number of days of Service bears to five thousand four hundred and seventy-five (5,475).

8.2	Preretirement Survivor’s Benefit Linked to Non-Grandfathered Accrued Benefit. If a Participant dies prior to his or her SERP Benefit Commencement Date, the following provisions shall apply in lieu of Article VII.

(a)	Executive Participants.

(i)	If an Executive Participant dies before his or her SERP Benefit Commencement Date and such Participant (x) is employed by an Employer at the time of his or her death, or (y) his or her benefit under the Plan has vested in accordance with Section 5.1 hereof, then the Beneficiary of such Participant shall be entitled to a benefit equal to: (A) three (3) times such Participant’s most recent annual Base Compensation as of the date of death, multiplied by (B) such Participant’s Non-Grandfathered Benefit Ratio, payable without interest in equal monthly installments over ten (10) years, beginning no later than the first day of such month following the death of the Participant as shall be determined by the SERP Committee; provided, however, that the day on which such first monthly installment is paid shall be within the ninety day period beginning on the date of the Participant’s death. If the Beneficiary does not live to receive all 120 installments, then such installments shall continue to the Beneficiary’s designated beneficiary (or to his or her estate if there is no designated beneficiary) until all 120 payments have been made.

(ii)	If a Participant who is employed by an Employer dies while so employed and before attaining three thousand six hundred and fifty (3,650) days of Service, the monthly benefit payable under paragraph (i) shall be reduced so that it bears the same relationship to the monthly benefit determined without regard to this paragraph (ii) as the Participant’s number of days of Service bears to three thousand six hundred and fifty (3,650).

(b)	Senior Participants.

(i)	If a Senior Participant dies before his or her SERP Benefit Commencement Date and such Participant (x) is employed by an

Employer at the time of his or her death, or (y) his or her benefit under the Plan has vested in accordance with Section 5.1 hereof, then the Beneficiary of such Participant shall be entitled to a benefit equal to: (A) fifty percent (50%) of such Participant’s most recent annual Base Compensation as of the date of death, multiplied by (B) such Participant’s Non-Grandfathered Benefit Ratio, payable without interest in equal monthly installments over ten (10) years, beginning no later than the first day of such month following the death of the Participant as shall be determined by the SERP Committee; provided, however, that the day on which such first monthly installment is paid shall be within the ninety day period beginning on the date of the Participant’s death. If the Beneficiary does not live to receive all 120 installments, then such installments shall continue to the Beneficiary’s designated beneficiary (or to his or her estate if there is no designated beneficiary) until all 120 payments have been made.

(ii)	If a Participant who is employed by an Employer dies while so employed and before attaining five thousand four hundred and seventy-five (5,475) days of Service, the monthly benefit payable under paragraph (i) shall be reduced so that it bears the same relationship to the monthly benefit determined without regard to this paragraph (ii) as the Participant’s number of days of Service bears to five thousand four hundred and seventy-five (5,475).

8.3	Post-Retirement Survivor’s Benefit.

(a)	Grandfathered Accrued Benefit. If a Participant dies on or after his or her Pension Plan Benefit Commencement Date, the form of benefit payment selected pursuant to Article VI shall determine the entitlement of a Beneficiary to any benefit payable to such Beneficiary with respect to such Participant’s Grandfathered Accrued Benefit. The amount, if any, payable to such Beneficiary under such form of benefit will be determined under the terms and conditions of the Pension Plan.

(b)	Non-Grandfathered Accrued Benefit. If a Participant dies on or after his or her SERP Benefit Commencement Date, the form of benefit payment selected pursuant to Article VII shall determine the entitlement of a Beneficiary to any benefit payable to such Beneficiary with respect to such Participant’s Non-Grandfathered Accrued Benefit. The amount, if any, payable to such Beneficiary under such form of benefit will be determined under the terms and conditions of the Pension Plan as in effect on December 31, 2008.

ARTICLE IX

ADMINISTRATION

9.1	Administration Generally. This Section 9.1 is subject in its entirety to the provisions of Section 9.2 hereof. The SERP Committee shall administer the Plan and shall keep a written record of its actions and proceedings regarding the Plan and all dates, records and documents relating to its administration of the Plan. The SERP Committee is authorized to interpret the Plan, to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, to make all other determinations, including finding facts necessary or advisable for the administration of the Plan, and to correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the SERP Committee deems necessary and desirable to carry the Plan into effect. The powers and duties of the SERP Committee shall include, without limitation, the following

(a)	Determining the amount of benefits payable to Participants and authorizing and directing an Employer with respect to the payment of benefits under the Plan; provided, however, that no individual SERP Committee member may be in any way involved in such determination with respect to his or her benefits or rights, if any, under the Plan;

(b)	Construing and interpreting the Plan whenever necessary to carry out its intention and purpose and making and publishing such rules for the regulation of the Plan as are not inconsistent with the terms of the Plan; and

(c)	Compiling and maintaining all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan.

Any action taken or determination made by the SERP Committee must be taken by a majority of the SERP Committee members and shall be conclusive on all parties.

9.2	Limitation on the SERP Committee’s Authority. No member of the SERP Committee shall vote on any matter relating specifically to such member of the SERP Committee. In the event that a majority of the members of the SERP Committee will be specifically affected by any action proposed to be taken (as opposed to being affected in the same manner as all other Participants in the Plan), such action shall be taken by the Management Compensation Committee. Notwithstanding anything in this Article IX to the contrary, the Management Compensation Committee maintains the full and complete authority and discretion to designate employees to become Participants in the Plan pursuant to Section 4.2 hereto and to review any matter in its sole and complete discretion which it determines may specifically affect the benefits or rights under the Plan of any member of the SERP Committee. The Management Compensation Committee maintains sole and complete authority to appoint and remove members of the SERP Committee for any reason.

9.3	Delegation. The SERP Committee is authorized to designate a person or person as the “Administrator” of the Plan, and to delegate to the Administrator such duties and responsibilities with respect to the Plan as may, in the discretion of the SERP Committee, be appropriate; provided, however, that the SERP Committee may not delegate any power or authority reserved for the Management Compensation Committee.

9.4	Fees. No fees or compensation shall be paid to any member of the SERP Committee for his or her service on the SERP Committee.

ARTICLE X

CLAIMS PROCEDURE

10.1	Provision of Benefits. It shall not be necessary for any Participant or Beneficiary entitled to receive a benefit under Articles VI and VII or a Death Benefit, as applicable, to file a claim under the Plan in order to receive such benefit; provided, however, that (i) a Participant who has not filed an election to receive his or her Grandfathered Accrued Benefit in an optional form in accordance with Section 6.6 hereof shall receive his or her Grandfathered Accrued Benefit in accordance with Section 6.5 hereof and (ii) a Participant who has not filed an election to receive his or her Non-Grandfathered Accrued Benefit in an optional form in accordance with Section 7.6 hereof shall receive his or her Non-Grandfathered Accrued Benefit in accordance with Section 7.5 hereof. Within sixty (60) days (or at such other time as the SERP Committee may determine) following a Participant’s Termination of Employment, he or she shall receive a statement setting forth his other benefits and rights under the Plan, if any, and such other information as the SERP Committee deems reasonable and appropriate. Within sixty (60) days following the death of a Participant, his or her Beneficiary shall receive a notice of such Beneficiary’s rights, if any, to a Death Benefit hereunder and such other information as the SERP Committee deems reasonable and appropriate.

10.2	Claims Review. The SERP Committee shall establish procedures for filing claims for benefits and for the appeal and review of claims for benefits which have been denied. If any person claiming benefits under the Plan is denied benefits by the SERP Committee, no later than 90 days after the receipt of his or her claim by the SERP Committee (or within 180 days if special circumstances require an extension of time for processing the claim and if written notice of such extension and circumstances is given to such person within the initial 90-day period), the claimant shall be furnished with written notification from the SERP Committee stating: (i) the specific reason(s) for the denial; (ii) specific references to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect his or her claim and the reason why such material or information is necessary and (iv) the procedure for submitting his or her claim for review.

In the event a claimant’s claim is denied, a claimant may request a review of his or her claim by the SERP Committee. Such request must be made by the claimant in writing within 90 days after receipt of notice that his or her claim has been rejected by the SERP Committee. Within 60 days after filing such request, the claimant, at the discretion of the SERP Committee, may be granted a hearing. The SERP Committee shall advise the claimant in writing of the disposition of his or her appeal within 60 days (or within 120 days if special circumstances require an extension of time for processing the request, such as an election by the SERP Committee to hold a hearing, and if written notice of such extension and circumstances are given to such person within the initial 60-day period after the request for a review of the claim is first received by the SERP Committee), and shall give specific reasons for its decision and specific references to the pertinent Plan provisions on which the decision is based.

Notwithstanding anything herein to the contrary, for all purposes of this Section 10.2, in the event the claimant is a member of the SERP Committee, the Management Compensation Committee shall serve as the committee reviewing such claim in accordance with the procedures provided in this Section 10.2 and the SERP Committee shall have no authority to review such claim.

10.3	Payment of Benefits. If, after a claimant utilizes the claims procedures described above, a final and binding determination is made that the claimant is entitled to any benefits under the Plan, (i) if such benefit is otherwise to be paid in a single lump sum payment, such benefit shall be paid in full to the claimant no later than the end of the first taxable year of the claimant in which such final and binding determination is made and (ii) if such benefit is otherwise to be paid in installments, all installment payments that are in arrears shall be paid in full to the claimant no later than the end of the first taxable year of the claimant in which such final and binding determination is made.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1	Amendment.

(a)	The Company retains the right to amend the Plan in any respect (including retroactively) to the maximum extent permitted by Section 409A of the Code and other applicable laws, which right includes the right to terminate any Participant’s participation in the Plan in any manner (including retroactively) to the maximum extent permitted by Section 409A of the Code and other applicable laws. Notwithstanding the foregoing, no such amendment may reduce a Participant’s benefits otherwise determined under Sections 6.3 and 7.3 or a Beneficiary’s Preretirement Survivor’s Benefit below the amount to which the Participant or his or her Beneficiary would be entitled (if any) if, immediately before the amendment is adopted, such Participant had a Termination of Employment. For this purpose, the amount of a Participant’s benefits otherwise determined under Sections 6.3 and 7.3 or of a Beneficiary’s Preretirement Survivor’s Benefit that may not be reduced by a plan amendment shall be determined as if, immediately before the amendment is adopted, the Participant had had a Termination of Employment for all purposes (including, for example and without limitation, determining such Participant’s Career Average Compensation and Base Compensation and determining eligibility for a Preretirement Survivor’s Benefit); provided, however, that such Participant’s Pension Plan Accrued Benefit and Primary Social Security Benefit shall be determined without regard to such deemed Termination of Employment

(b)	Any amendment to the Plan described in subsection (a) shall be binding on all Employers, Participants, Beneficiaries, and other persons.

11.2	Termination.

(a)

The Company reserves the right to terminate the Plan at any time (including retroactively) to the maximum extent permitted by Section 409A of the Code and other applicable laws. Notwithstanding the foregoing, no termination shall, without the consent of the Participant, reduce a Participant’s benefits otherwise determined under Sections 6.3 and 7.3 or a Beneficiary’s Preretirement Survivor’s Benefit below the amount to which the Participant or his or her Beneficiary would be entitled (if any) if, immediately before the amendment terminating the Plan is adopted, such Participant had a Termination of Employment. For this purpose, the amount of a Participant’s benefits otherwise determined under Sections 6.3 and 7.3 or of a Beneficiary’s Preretirement Survivor’s Benefit that may not be reduced by a plan amendment shall be determined as if, immediately before the amendment terminating the Plan is adopted, the Participant had a Termination of Employment for all purposes (including, for example and without limitation, determining such Participant’s Career Average Compensation and Base Compensation and determining eligibility for a Preretirement Survivor’s Benefit); provided, however, that such Participant’s Pension Plan Accrued Benefit and Primary Social Security Benefit shall be determined without regard to such deemed Termination of Employment.

(b)	Any termination of the Plan described in subsection (a) shall be binding on all Employers, Participants, Beneficiaries, and other persons.

(c)	The participation of an Employer in the Plan may, to the extent permitted under Section 409A of the Code, be terminated at any time by such Employer with respect to employees of such Employer. Notice of such termination shall be given to the affected Participants and the Company, and such termination of participation shall be deemed an amendment pursuant to Section 11.1 hereof. Upon any such termination, the Plan shall be deemed to be amended to reflect all necessary and appropriate changes to the Plan.

11.3	No Assignment. The Participant shall not have the power to pledge, transfer, assign, anticipate, mortgage, or otherwise encumber or dispose of in advance any interest in amounts payable hereunder or any of the payments provided for herein, nor shall any interest in amounts payable hereunder or in any payments be subject to seizure for payment of any debts, judgments, alimony, or separate maintenance, or be reached or transferred by operation of law in the event of bankruptcy, insolvency, or otherwise. This Section 11.3 shall prohibit the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant or Beneficiary pursuant to a domestic relations order, unless the order is one that would be a qualified domestic relations order within the meaning of Section 414(p) of the Code if Section 414(p) applied to the Plan (“deemed qualified domestic relations order”). Notwithstanding the foregoing, a payment under a deemed qualified domestic relations order may commence at any time set forth in the order, provided that such time is not later than the date on which the amount would otherwise be payable to the Participant under the Plan.

11.4	Incapacity. If any person to whom a benefit is payable under the Plan is an infant or if the SERP Committee determines that any person to whom such benefit is payable is incompetent by reason of physical or mental disability, the SERP Committee may cause the payments becoming due to such person to be made to another for his or her benefit. Payments made pursuant to this Section 11.4 shall, as to such payment, operate as a complete discharge of the Plan, each Employer, and the SERP Committee.

11.5	Successors and Assigns. The provisions of the Plan are binding upon and inure to the benefit of each Employer, its respective successors and assigns, and the Participant and his or her beneficiaries, heirs, legal representatives, and assigns.

11.6	Governing Law. The Plan shall be subject to and construed in accordance with the laws of the State of New York, to the extent not preempted by the provisions of ERISA.

11.7	No Guarantee of Employment. Nothing contained in the Plan shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of the Employer or to give any Participant any equity or other interest in the assets, business, or affairs of the Employer. No Participant hereunder shall have a security interest in assets of any Employer used to make contributions or pay benefits.

11.8	Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been included herein.

11.9	Notification of Addresses. Each Participant shall file with the Company, from time to time, in writing, the post office address of the Participant, the post office address of each Beneficiary, and each change of post office address. Any communication, statement, or notice addressed to the last post office address filed with the Company shall be binding on the Participant and each Beneficiary for all purposes of the Plan and neither the Company nor any Employer shall be obliged to search for or ascertain the whereabouts of any Participant or Beneficiary.

11.10	Bonding. The SERP Committee and all agents and advisors employed by it shall not be required to be bonded, except as otherwise required by ERISA.

11.11	Headings. The headings and subheadings in the Plan have been inserted for convenience of reference only and shall not be dispositive or controlling in construction of the provisions hereof.

11.12	Adoption of Plan by Other Employers. This Plan may be adopted by any entity through an adoption agreement signed by the Company and by such entity.

11.13	Indemnity. To the extent permitted by law, the Employers shall and do hereby jointly and severally indemnify and hold harmless any of their officers and employees, any member of their governing bodies, and each member of the SERP Committee from any and all claims, demands, suits, or proceedings, for liability, loss, damage, penalty, or tax (including payment of legal fees and expenses in connection with defense against same) brought by any Participant, Beneficiary, or any other person, corporation, governmental agency, or other entity arising, from any act or failure to act which constitutes or is alleged to constitute a breach of such individual’s responsibilities under any law; provided, however, that such indemnification shall not apply to any willful misconduct, willful failure to act, or gross negligence. Reasonable expenses incurred in defending any such claim, demand, suit, or proceeding shall be paid by the Employers in advance of a final disposition of such claim, demand, suit, or proceeding, upon presentation therefore by a person who would be entitled to indemnification under the prior sentence. An Employer shall have the right to control any controversy where the Employer is required to indemnify any individual under the provisions of this Section. It is contemplated that the Employers may, if they so desire, purchase insurance to cover their potential liability hereunder.

11.14	Tax Withholding. To the extent required by law, the Employer shall withhold from payouts hereunder (or pursuant to any other arrangement with the Employer), any Federal, state, or local income or payroll taxes required to be withheld (including, but not limited to any taxes required to be withheld pursuant to the provisions of Section 409A of the Code) and shall furnish the recipient and the applicable government agency or agencies with such reports, statements, or information as ‘may be legally required.

ARTICLE XII

BENEFIT FREEZE

12.1	Closing Plan to New Participants. Notwithstanding the foregoing provisions of the Plan to the contrary, no employee of any Employer shall become a Participant on or after May 1, 2007.

12.2	Benefit Freeze for Existing Participants. Notwithstanding the foregoing provisions of the Plan to the contrary, no Participant shall in any event earn any additional benefit under the Plan with respect to any periods on or after May 1, 2007. In connection therewith, and solely for purposes of determining the amount of each Participant’s benefit otherwise payable under the Plan (and for no other purpose under the Plan), each Participant shall, notwithstanding any other provision of the Plan to the contrary, be deemed to have a Termination of Employment as of April 30, 2007 (or on such person’s actual date of Termination of Employment, if earlier). For the avoidance of doubt, all other provisions of the Plan (including, but not limited to, (i) those governing the time and form of benefit payment and (ii) Section 5.1) shall otherwise remain in full force and effect.